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                                                                       EXHIBIT 1

                      [LAMPE, CONWAY & CO. LLC LETTERHEAD]

MAY 26, 2005

MR. JAMES L. MOODY, JR.
CHAIRMAN OF THE BOARD
PATHMARK STORES, INC.
200 MILIK STREET
CARTERET, NEW JERSEY 07008

Dear Mr. Moody:

     Two weeks ago we wrote to you regarding the proxy statement (the "Proxy Statement") that was filed by Pathmark Stores, Inc. (the "Company") with the Securities and Exchange Commission on May 6, 2005 in connection with the transaction (the "Transaction") contemplated by the Securities Purchase Agreement, dated as of March 23, 2005, among various Yucaipa entities and the Company. We requested that the Company's board allow the bidders to discuss their proposals for acquiring the Company with us and other shareholders. We are disappointed that you refused that request and that the Company has failed to provide adequate disclosure regarding the auction process that led to the proposed Transaction and a rejection of higher alternative bids. Based on the Company's continued inadequate disclosure, our current intention is to vote against the Transaction at the June 9(th) special meeting.

     We are pleased to find support for our position from Institutional Shareholder Services ("ISS"), the world's leading provider of proxy voting and corporate governance services, which has recommended that shareholders vote against the Transaction. Specifically, ISS stated that:

          "Based on [its] review of the terms of the transaction and the factors described [in its analysis], in particular concerns regarding the bidding process, specifically with respect to a higher alternate bid and the lack of a good explanation for the board's decisions in the proxy statement, [ISS does] not believe that the company presented a compelling case that it extracted the maximum value for shareholders from the bidding process. [ISS does] not recommend in favor of this transaction."

     We would welcome, particularly in light of ISS's recommendation to vote against the Transaction, your reconsideration of our request that the bidders be released from any confidentiality obligations to the extent necessary to facilitate a discussion with us and other shareholders.

                                          Very truly yours,

                                          LAMPE, CONWAY & CO. LLC

                                          By:
                                            ------------------------------------
                                          Name: Richard F. Conway
                                          Title:   Managing Member